Exhibit 10.17

APRIA HEALTHCARE GROUP INC.

Form of Annual EXECUTIVE BONUS PLAN

The following sets forth the provisions of the Annual Executive Bonus Plan for Year              of Apria Healthcare Group Inc.

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Eligibility. The Participants in the Plan are the              senior executives listed on the attached Exhibit A, as well as any other executives selected by Apria’s Board of Directors in its discretion from among the employees of Apria and its affiliates.

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Determination of Bonuses. Each Participant’s target bonus will be 100% of his or her actual base salary paid in             , with a maximum bonus opportunity of 150% (or 200%) of base salary*. In the event of any conflict between the terms of this Plan and the provisions of a Participant’s Employment or Severance Agreement, the terms of the Agreement shall control. The portion of a target bonus that is actually paid out will generally be based on Apria’s achievement of the EBITDA and Free Cash Flow performance metrics set forth in Exhibit A. In addition, certain Participants will have a portion of their bonus based on their achievement of individual objectives (MBOs) as noted in Exhibit A. Actual bonus amounts paid, however, will in each case be determined by the Board in its sole discretion. Bonus payouts may be increased or reduced at the discretion of the Board. Bonuses approved by the Board will generally be paid to participants (less required withholdings) within three months following December 31,         .

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Termination of Employment. A Participant must remain employed with Apria or one of its affiliates through the date bonuses are actually paid to be eligible to receive a bonus; provided, however, that if the Participant’s employment is terminated by Apria or an affiliate (other than a termination for cause), the Participant may, at the discretion of the Board, receive a prorated portion of the bonus he or she would have received but for such termination of employment (based on the number of days the Participant was employed with Apria or its affiliates during the year), such prorated bonus to be paid when bonuses are paid generally for that year.

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Taxation. Bonus payments will be taxed as ordinary income (wages) in the year of payment. All payments will be subject to required income, employment and other tax withholdings and any other authorized deductions.

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No Right to Bonus or Continued Employment. Nothing contained in this Plan or any related document constitutes an employment commitment by Apria (or any affiliate), affects a Participant’s status as an employee at will who is subject to termination without cause, confers upon any Participant any right to remain employed by Apria (or any affiliate), or interferes in any way with the right of Apria (or any affiliate) to terminate a Participant’s employment at any time.

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Administration. Based on the recommendations of the Chief Executive Officer, the Apria Board of Directors will take all actions necessary or appropriate for the administration of this Plan. The Board has the authority to construe and interpret this Plan and to adjust the financial performance metrics to be considered in determining bonus amounts. All actions taken and all interpretations and determinations made by the Chief Executive Officer and the Board in respect of this Plan shall be conclusive and binding on all persons and shall be given the maximum deference permitted by law.

*	The maximum bonus opportunity will be 200% for .

Exhibit A

                 EXECUTIVE BONUS PLAN PARTICIPANTS

Performance Metrics (1)
Name	Title	Adjusted EBITDA (2)	Adjusted Free Cash Flow (2)	MBOs (3)

(1)	Subject to Board approval/adjustment, no bonus will be paid with respect to a performance metric unless actual achievement of that metric is at least 90% of the target, and no bonus will be paid with respect to any performance metric unless the Adjusted EBITDA achievement is at least 90% of the Adjusted EBITDA target. Payouts for all performance metrics (Adjusted EBITDA, Adjusted Free Cash Flow and MBOs) will increase in linear progression from 0% to 100% for metric achievement between 90% and 100% of the target, and from 100% to 150% (or 200%) for metric achievement between 100% and 120%.
(2)	Company-wide Adjusted EBITDA and Adjusted Free Cash Flow targets include certain one-time adjustments as approved by the Board of Directors such as Non-Cash Profit Share Expense, Non-Recurring Items and the Blackstone Monitoring Fee.
(3)	MBOs will be communicated separately to each participant with a weighting percentage in the MBO column above. Participants with a “0” weight in the MBO column above may be assigned MBOs at the discretion of the CEO. If MBOs are assigned to these participants, the MBO weight will be up to 20% and the EBITDA weight will be reduced accordingly. MBOs may qualify for overachievement as described in Footnote (1) above.